Financial Industries Corporation to Host Special Shareholder Meeting

AUSTIN, TX -- 03/12/2008 -- Financial Industries Corporation (PINKSHEETS: FNIN) today announced that it will have a special meeting of shareholders on May 15, 2008, for the purpose of approving its proposed merger with Americo Life, Inc.

Shareholders as of the record date of March 24, 2008, will be eligible to vote on the proposal.

As previously announced, FIC entered into an agreement and plan of merger in January pursuant to which Americo will acquire FIC. Under the terms of the agreement, FIC shareholders will receive $7.25 per share in cash after closing, subject to shareholder and regulatory approvals.

FIC, through its Investors Life Insurance Company of North America subsidiary, administers a closed block of individual life insurance and annuity products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2006, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone:  512-404-5550
E-mail:  ir@ficgroup.com